Exhibit 2.19

AMENDMENT TO

THE PURCHASE AGREEMENT

This AMENDMENT (the “Amendment”) TO THE PURCHASE AGREEMENT, dated as of November 12, 2010 (the “Purchase Agreement”), by and among Aveon Holdings I L.P., a Delaware limited partnership (“Aveon”); CastleRock Management, LLC, a Delaware limited liability company (the “Company”); Paul Tanico and Ellen Adams (each a “Principal Seller”); and Daniel Sheridan and Maria Lamari Burden (each an “Additional Seller” and, together with the Principal Sellers, the “Sellers”), is effective as of the 4th day of January, 2011, by and among Aveon, the Company, each of the Principal Sellers and each of the Additional Sellers. Capitalized terms used herein but not defined herein shall have the meaning set forth in the Purchase Agreement.

WHEREAS, the parties signatory hereto are the parties to the Purchase Agreement; and

WHEREAS, pursuant to Section 12.3 of the Purchase Agreement, the Purchase Agreement may not be amended except by an instrument in writing signed and delivered on behalf of the Purchaser and each of the Sellers.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto hereby agree as follows:

1. Section 2.1(a) of the Purchase Agreement is hereby amended by deleting it in its entirety, and inserting in lieu thereof the following:

“(a) The Purchaser shall pay, in cash, in the aggregate to the Sellers in accordance with Section 2.2(a) the following:

(i) sixteen million dollars ($16,000,000) on the Closing Date,

(ii) an additional three million dollars ($3,000,000) when Applicable AUM adjusted by excluding the portion thereof that is Aveon AUM (“CR AUM”) first equals no less than four hundred seventy-five million dollars ($475,000,000),

(iii) an additional two million dollars ($2,000,000) when CR AUM first equals no less than five hundred million dollars ($500,000,000),

(iv) an additional two million dollars ($2,000,000) when CR AUM first equals no less than five hundred fifty million dollars ($550,000,000),

(v) an additional two million dollars ($2,000,000) when CR AUM first equals no less than six hundred million dollars ($600,000,000) (subparagraphs (i) through (v) are, collectively, the “Seller Proceeds”), and

(vi) Sellers shall receive, on a pro rata basis based upon each Seller’s share of the Sellers Proceeds, non-voting interests in the Purchaser and one or more Affiliates, representing, in the aggregate, 0.75% of the outstanding common equity of the Purchaser and such other issuer(s) giving pro forma effect in such calculation to all other equity issuance by the Purchaser and such other issuer(s) to be completed prior to or in connection with the Initial Equity Offering, but subject to dilution of the Purchaser and such other issuer(s) resulting directly from such Initial Equity Offering itself (the “Equity Interests,” and, together with the Seller Proceeds, the “Purchase Price”).

For purposes of Section 2.1(a)(ii) through (v), and subject to the terms of Section 7.6(d)(iii), the Sellers may elect to include in the calculation of Applicable AUM one or more separately managed accounts managed by CAM, the Company, the Principal Sellers and their respective current or future Affiliates. Neither CAM, the Company, the Principal Sellers nor their respective current or future Affiliates shall encourage, induce or attempt to persuade any investor to close its separately managed account if such account is included in the calculation of Applicable AUM. If a separately managed account that is included in the calculation of Applicable AUM is closed for any reason or for no reason and the relevant investor subsequently opens another separately managed account with CAM, the Company, the Principal Sellers or the relevant current or future affiliate, as applicable, within 12 months from the date its account was closed, and the CR AUM does not equal or exceed $600 million, the newly-opened separately managed account shall be included in the calculation of Applicable AUM.”

2. Section 2.1(c) (ii) of the Purchase Agreement is hereby amended by deleting it in its entirety, and inserting in lieu thereof the following:

“(ii) Thirty percent (30%) of all gross management fees and incentive allocations or fees (excluding any fees paid to third party marketers in effect as of the date hereof and expressly set forth in Section 5.11(a)(ii) or Section 5B.1(e) of the Company Disclosure Letter) payable by the Funds for periods after the Closing Date in respect of six hundred million dollars ($600,000,000) of the Applicable AUM (which, for the avoidance of doubt, does not include those assets of the Funds in respect of which the Company and its Subsidiaries are not entitled to incentive fees, allocations, management fees, carried interest or other similar forms of compensation); such Applicable AUM shall be increased by (1) the amount, if any, of Aveon AUM invested in the Funds prior to the second anniversary of the Closing Date (the “Benchmark Date”), up to a maximum amount of one hundred million dollars ($100,000,000), plus (2) the amount, if any, of Aveon AUM invested in the Funds prior to the third anniversary of the Closing Date in excess of one hundred million dollars ($100,000,000), up to a maximum amount of an additional one hundred million dollars ($100,000,000).”

3. Section 2.2 of the Purchase Agreement is hereby amended by deleting it in its entirety, and inserting in lieu thereof the following:

     “2.2 Closing; Payment of Consideration and Additional Seller Proceeds.

(a) At the Closing, the following transactions shall take place:

(i) the Purchaser shall deliver to the Sellers the portion of the Seller Proceeds specified in Section 2.1(a)(i) by wire transfer of immediately available funds to the bank account(s) specified by the Sellers in writing no later than five (5) Business Days prior to the Closing Date;

(ii) the Purchaser, the Company and the Sellers shall execute and deliver an original or facsimile copy of a counterpart of each of the Restated Organizational Documents, and each of the other Ancillary Agreements to which it is a party;

(iii) the Purchaser, the Company and the Sellers shall make such other deliveries as are required by Article VIII hereof.

(iv) the Company shall cause its books and records to reflect that the Purchaser is the sole owner of the interests in the Company that it purchases pursuant to this Agreement and will take any and all other actions necessary under Applicable Law to consummate and make effective the transactions contemplated by this Article II.

(v) the Purchaser shall cause its books and records to reflect that the Sellers are the sole owners of the Equity Interests and will take any and all other actions necessary under Applicable Law to consummate and make effective the transactions contemplated by this Article II.

(vi) the Purchaser shall deliver to CAM by wire transfer of immediately available funds to the bank account specified by the Sellers in writing no later than five (5) Business Days prior to the Closing Date an amount sufficient to reimburse the Sellers, the Company and its Subsidiaries and Affiliates for the legal and accounting fees and expenses to be reimbursed pursuant to Section 12.5 hereof.

(b) After the Closing, the Seller Proceeds set forth in Section 2.1(a)(ii) through (v) will be paid as follows: when each CR AUM threshold set forth in Section 2.1(a)(ii) through (v) is achieved, the Purchaser shall deliver to the Sellers the additional amount set forth in the relevant sub-section of Section 2.1(a) of Seller Proceeds by wire transfer of immediately available funds no later than five (5) Business Days after the relevant CR AUM threshold is first achieved. Such wire transfer shall be made to the bank account(s) specified by the Sellers in writing.”

4. Section 7.6(b) of the Purchase Agreement is hereby amended by deleting it in its entirety, and inserting in lieu thereof the following:

“If either of the Principal Sellers or any of their respective Affiliates engages in a Competing Business as permitted under Section 7.6(a) above, the Principal Sellers agree that neither they nor any of their Affiliates shall, without the prior written consent of the Purchaser (which consent may be withheld in the Purchaser’s sole and absolute discretion), permit an investor in any of the Funds or in a managed account the assets of which Seller has elected to include in Applicable AUM pursuant to Section 2.1(a) above, to invest in any fund or other investment vehicle that is managed by such Competing Business and pursues an investment strategy which is the same as or substantially similar to the investment strategy pursued by the Funds (a “Competing Fund”), unless (i) the amount of such investor’s investment in the Funds or managed account is not reduced below the average of such investor’s investment in the Funds or managed account in the six (6) months immediately preceding such investor’s investment in the Competing Fund, or (ii) if such investor’s investment in the Funds or managed account is so reduced, and either (x) Purchaser shall receive the same economic arrangement with respect to the portion of such shortfall that is invested in a Competing Fund within 12 months as though such amounts continued to be invested in the Fund or managed account, as applicable, or (y) CR AUM equals or exceeds $600 million. This Section 7.06(b) shall not apply if either of the Principal Sellers or CAM is terminated as a member of the Company or the authority of CAM to manage the investments of the Funds is terminated.”

5. Section 7.6(c) of the Purchase Agreement is hereby amended by deleting it in its entirety, and inserting in lieu thereof the following:

“If after the earlier of (i) the Benchmark Date or (ii) the date the Funds’ Assets Under Management on a combined basis equals or exceeds the Funds Capacity Benchmark, either of the Principal Sellers or any of their respective Affiliates engages in a Competing Business as permitted under Section 7.6(a), and the sum of (a) the Funds’ Assets Under Management plus (b) the portion of Competing Fund Assets Under Management in which Purchaser receives fees pursuant to Section 7.6(b)(ii) above, thereafter falls below the Funds Capacity Benchmark, each of the Principal Sellers agrees that there shall be included in the calculation of the portion of Applicable AUM that the Purchaser participates in as the Managing Member under the terms of the Amended LLC Agreement, the Assets Under Management of any Competing Fund that is managed by such Competing Business as is required so that the portion of the Applicable AUM that the Purchaser participates in as the Managing Member under the terms of the Amended LLC Agreement again reaches the Funds Capacity Benchmark. For the avoidance of doubt, it is agreed that the Purchaser’s Sharing Percentage (as defined in the Amended LLC Agreement) with respect to the portion of any such Competing Fund’s Assets Under Management that is included in Applicable AUM pursuant to this Section 7.6(c) shall be applied only against the management fees and incentive allocation or fees charged by and received from such Competing Fund at the standard rates charged by such Competing Fund as reflected in the offering documents thereof. If each of the Principal Sellers shall separately engage in Competing Businesses, then the Assets Under Management from the Competing Funds managed by each of the Principal Sellers shall for the purposes of Section 7.6(c) only be included in the calculation of Applicable AUM in proportion to the relative Sharing Percentages (as defined in the Amended LLC Agreement) of the Principal Sellers. This Section 7.6(c) shall not apply if either of the Principal Sellers or CAM is terminated as a member of the Company or the authority of CAM to manage the investments of the Funds is terminated.”

6. Section 7.6(d)(iii) of the Purchase Agreement is hereby amended by inserting at the end of that subparagraph the following phrase:

“unless Seller otherwise determines to include such separately managed account in Applicable AUM pursuant to Section 2.1(a) above.”

7. The first sentence of the last paragraph of Section 7.6(d) of the Purchase Agreement is hereby amended by inserting immediately after the phrase “For the avoidance of doubt,” the phrase, “except as otherwise provided in this Section 7.6(d),”

8. Section 12.5 is hereby amended by inserting at the end of clause (i) the following:

“provided, however, that at the Closing, Purchaser shall reimburse CAM for legal and accounting fees and expenses incurred by the Sellers, the Company and its Subsidiaries and Affiliates in connection with this Agreement in an amount not to exceed $300,000 in the aggregate.”

9. Exhibit A-Defined Terms of the Purchase Agreement is hereby amended by deleting the definition of “Expiration Date” in its entirety, and inserting in lieu thereof the following:

“Expiration Date” means February 15, 2011.

10. Exhibit A-Defined Terms of the Purchase Agreement is hereby further amended by deleting the definition of “Aveon Reference Amount” in its entirety, and inserting in lieu thereof the following:

“Aveon Reference Amount” means, as of any date on which fees or allocations payable by the Funds are calculated for purposes of Section 7.6(c), (d), and (e), an amount equal to the CR AUM , increased by (1) the amount, if any, of Aveon AUM invested in the Funds on such date and which was invested prior to the second anniversary of the Closing Date, up to a maximum amount of one hundred million dollars ($100,000,000), plus (2) the amount, if any, of Aveon AUM invested in the Funds on such date and which was invested prior to the third anniversary of the Closing Date in excess of one hundred million dollars ($100,000,000), up to a maximum amount of one hundred million dollars ($100,000,000). For the avoidance of doubt, the Aveon Reference Amount shall never exceed the amount of the Funds Capacity Benchmark.”

11. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law principles thereof.

12. Except as so modified pursuant to this Amendment, the Purchase Agreement is ratified and confirmed in all respects. This Amendment shall be effective as of the date hereof.

13. This Agreement may be executed (i) by facsimile or portable document format (PDF) and (ii) in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

AVEON HOLDINGS I L.P.

By: Aveon Holdings I GP, Inc., its general partner

By:	/s/ John Hassett
Name:	John Hassett
Title:	President and Chief Executive Officer

CASTLEROCK MANAGEMENT, LLC

By:	/s/ Paul Tanico
Name:	Paul Tanico
Title:	Its Managing Member

PRINCIPAL SELLERS:

/s/ Paul Tanico
Name:	Paul Tanico

/s/ Ellen Adams
Name:	Ellen Adams

ADDITIONAL SELLERS:

/s/ Daniel Sheridan
Name:	Daniel Sheridan

/s/ Maria Lamari Burden
Name:	Maria Lamari Burden